Exhibit 10.1

AGREEMENT

This Agreement is made by way of deed (this “Deed”) on 19th December 2017 by and among:

(1)	Cobalt International Energy Angola Ltd (“Cobalt”);

(2)	CIE Angola Bock 9 Ltd (“Block 9 Co”);

(3)	CIE Angola Bock 20 Ltd (“Block 20 Co”);

(4)	CIE Angola Block 21 Ltd (“Block 21 Co”);

(5)	Sociedade Nacional de Combustíveis de Angola—Empresa Pública (Sonangol E.P.) (“Sonangol”); and

(6)	Sonangol Pesquisa e Produção, S.A. (“Sonangol P&P”),

Each a “Party” and together the “Parties”.

1.	Cobalt and Sonangol entered into a purchase and sale agreement (the “PSA”) on 22 August 2015 pursuant to which Cobalt agreed to sell and Sonangol agreed to purchase Block 20 Co and Block 21 Co. The condition precedent under the PSA was not satisfied within the specified period, and the PSA terminated on 22 August 2016.

2.	Cobalt and Sonangol are the Parties to arbitration proceedings brought by Cobalt against Sonangol under the Rules of Arbitration of the International Chamber of Commerce (ICC Case No. 22781/TO) (the “PSA Action”).

3.	Block 21 Co and Sonangol P&P are the Parties to arbitration proceedings brought by Block 21 Co against Sonangol P&P under the Rules of Arbitration of the International Chamber of Commerce (ICC Case No. 22782/TO) (the “JOA Action”).

4.	Sonangol and Cobalt agree to resolve all disputes and compromise, settle, and release all debts and obligations to each other and their Affiliates and to transition Cobalt’s interests Block 20 and Block 21 Angola to Sonangol in consideration of payment of five hundred million United States Dollars from Sonangol to Cobalt in accordance with this Deed and the terms and obligations set forth herein.

5.	Upon approval of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) as set forth in Paragraph 10, Sonangol shall pay to Cobalt, not later than 23rd February 2018, one hundred and fifty million United States Dollars to the bank account that Cobalt will notify to Sonangol and, if Sonangol does not pay such one hundred and fifty million United States Dollars in accordance with this Clause 5 this Deed, shall immediately and automatically terminate, without notice from any Party to the other Parties;

6.	Within forty-eight (48) hours of Cobalt’s receipt of the one hundred and fifty million United States Dollars in full from Sonangol in accordance with Clause 5 of this Deed:

(a)	Block 21 Co and Sonangol P&P shall notify the arbitral tribunal in the arbitration proceedings in the JOA Action of their agreement to terminate the JOA Action with no order as to costs and with prejudice to all claims, costs and damages asserted by Block 21 Co and/or Sonangol P&P in connection with the JOA Action; and

(b)	Cobalt and Sonangol shall notify the arbitral tribunal in the arbitration proceedings in the PSA Action of their agreement to extend the procedural timetable for the PSA Action by an additional four (4) months.

7.	From the execution date of this Deed Sonangol and Cobalt shall each negotiate with the other in good faith and using reasonable endeavours in order to enter into such definitive documents as are necessary to implement as soon as possible Cobalt’s exit from Angola and to extinguish and release all debts, obligations and liabilities of each of Sonangol and Cobalt to each other that are not by this Deed themselves hereby extinguished. In connection with the matters set out in this Deed including this Clause 7, Sonangol shall pay to Cobalt three hundred and fifty million United States Dollars as from 23rd February 2018 but not later than 1st July 2018 to the bank account that Cobalt will notify to Sonangol.

8.	Within forty-eight (48) hours of Cobalt’s receipt in full from Sonangol of three hundred and fifty million United States Dollars in accordance with Clause 7 Cobalt and Sonangol shall notify the arbitral tribunal in the arbitration proceedings in the PSA Action of their agreement to terminate the PSA Action with no order as to costs and with prejudice to all claims, costs and damages asserted by Cobalt and/or Sonangol at any time in connection with the PSA Action.

9.	Immediately following the execution of this Deed, Sonangol and Cobalt shall issue a joint press release setting out their agreement to the matters contained in this Deed and their intention to achieve its positive outcome when performed by them and their applicable Affiliates.

10.	Notwithstanding anything to the contrary herein, the Cobalt Parties’ obligations under this Deed are subject to approval in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Cobalt Parties will seek Bankruptcy Court approval of this Deed as soon as reasonably practicable following the execution of this Deed.

11.	Each party to this Agreement shall pay its costs and expenses incurred in connection with the two (2) arbitration proceedings brought by Cobalt, against Sonangol (ICC Case No. 22781/TO) and against Sonangol P&P (ICC Case No. 22782/TO).

12.	Upon Cobalt’s receipt of the payment referred to in Clause 7, no additional costs shall arise with respect to the matters contained in this Deed and all disputes, debts and obligations to each other and their affiliates shall be released.

13.	Capitalised terms used in this Deed but not defined herein have the meaning given in the PSA. The provisions of clauses 7 (Assignment), 8 (Notices), 9.1 (Entire Agreement), 9.2 (Counterparts), 9.3 (Sovereign Immunity) and 10.2 (Arbitration) of the PSA are incorporated into this Deed, mutatis mutandis, as if expressly set out herein.

Executed and delivered as a deed by the Parties on the date first above written:

COBALT INTERNATIONAL ENERGY ANGOLA LTD.		CIE ANGOLA BLOCK 9 LTD.		CIE ANGOLA BLOCK 20 LTD.

/s/ Timothy J. Cutt		/s/ Timothy J. Cutt		/s/ Timothy J. Cutt

Name:	Timothy J. Cutt	Name:	Timothy J. Cutt	Name:	Timothy J. Cutt

Title:	Chief Executive Officer	Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	December 19, 2017	Date:	December 19, 2017	Date:	December 19, 2017

CIE ANGOLA BLOCK 21 LTD.		SOCIEDADE NACIONAL DE COMBUSTÍVEIS DE ANGOLA—EMPRESA PÚBLICA (SONANGOL E.P.)		SONANGOL PESQUISA E PRODUÇÃO, S.A.

/s/ Timothy J. Cutt		/s/ Carlos Saturnino		/s/ Carlos Saturnino

Name:	Timothy J. Cutt	Name:	Carlos Saturnino	Name:	Carlos Saturnino

Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer	Title:	Chairman and Chief Executive Officer

Date:	December 19, 2017	Date:	December 19, 2017	Date:	December 19, 2017

SONANGOL PESQUISA E PRODUÇÃO, S.A.

/s/ Rosário Isaac

				Name:	Rosário Isaac

				Title:	Board Member

				Date:	December 19, 2017

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